SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into by and between 3Com Corporation, a Delaware corporation (“3Com” or the “Company”) and Bruce L. Claflin (the “Executive”). 3Com and the Executive shall each individually be referred to herein as a “Party” and together as the “Parties.”

WHEREAS, the Executive has been employed with the Company as its President and Chief Executive Officer (“CEO”); and

WHEREAS, the Company has decided to terminate the Executive’s employment with the Company as of a date to be set by the Company (the “Termination Date”) and the Executive has decided to resign from service as a member of the Company’s Board of Directors (the “Board”) effective as of the Termination Date; and

WHEREAS, the Company has asked that the Executive remain available as a special advisor to provide unpaid consulting services at the Company request and discretion for a period of six (6) months following the Termination Date; and

WHEREAS, the Executive is eligible to receive certain severance benefits as a result of his separation from employment with the Company under the terms and conditions of the Executive’s Employment Agreement dated December 22, 2000 (the “Employment Agreement”) and the Executive’s Management Retention Agreement, amended and restated as of July 15, 2003 (the “MRA”); and

WHEREAS, the Company has agreed to supplement the severance benefits for which the Executive is eligible in recognition of the Executive’s service to the Company, in view of the totality of the circumstances, including the timing, surrounding the Executive’s separation from the Company, in recognition of his availability as a special advisor, and in order to facilitate an efficient and orderly transition of authority; and

WHEREAS, the Company has agreed to provide the Executive with the severance benefits set forth herein in exchange for the Executive’s execution of and compliance with the terms of this Agreement and the Release Agreement and Covenant Not To Sue attached hereto as Addendum I (the “Release Agreement”), including, without limitation, the Executive’s releasing the Company from any and all claims arising from or relating to his employment with 3Com and the termination thereof.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

Termination of Employment. The Executive agrees that his employment with the Company shall terminate effective as of the Termination Date. Upon the termination of the Executive’s employment, the Executive will receive payment for all earned, unpaid wages and accrued, unused PTO through the Termination Date via the Company’s regular payroll practices. Except as specifically provided below, the Executive’s eligibility under and participation in 3Com’s benefit plans and programs, including, without limitation, the vesting of outstanding equity compensation, will terminate upon the Termination Date.

2.

Severance Benefits. In consideration for and contingent upon his execution and non-revocation of this Agreement and the Release Agreement (which shall be executed no earlier than the Termination Date), the Company agrees to provide the Executive with the following severance benefits:

a.	Severance Payment. The Executive shall receive a lump sum payment in the amount of Three Million, Three Hundred Thousand Dollars ($3,300,000.00) plus interest thereon at an effective annual rate of 4.50% from the Termination Date through the payment date. The severance payment shall be paid via direct deposit through the Company’s regular payroll practices, less all applicable taxes and withholdings, on January 15, 2007; provided, however, that if such date is within six (6) months following the Company’s receipt of the Executive’s executed copy of the Release Agreement (which shall be executed no earlier than the Termination Date) the payment shall be made on the 15th of the month immediately following the expiration of the six (6) month period. The severance payment will not be subject to deductions for 401(k) contributions, health and welfare benefit premiums, or Employee Stock Purchase Plan contributions. The total gross amount of the severance payment shall consist of two (2) years of the Executive’s annual base salary of Eight Hundred and Twenty-Five Thousand Dollars ($825,000.00) and two (2) years of the Executive’s full annual target bonus of Eight Hundred and Twenty-Five Thousand Dollars ($825,000.00).

b.

3Bonus Payments. Notwithstanding the terms and conditions of the Company’s 3Bonus Program, in the event that for any bonus period prior to the Termination Date the Executive is employed for all or a portion of such period but the Termination Date occurs prior to the date on which the 3Bonus payment for such period is made, then the Executive shall be eligible to receive a 3Bonus award for such bonus period, provided that bonuses are paid to other Section 16 officers (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended) of the Company for the respective bonus period at issue. If payable, the amount of any 3Bonus award will be determined by the Compensation Committee of the Board, in its sole discretion, with the timing, method, and amount of any such payment to be consistent with bonus payments made to other Section 16 officers of the Company and with 3Com’s standard payroll processes. However, the Executive understands and agrees that, to the extent that the Termination Date occurs prior to the completion of the respective bonus period, any 3Bonus award for that bonus period will be pro-rated based on the number of calendar days that the Executive was employed with the Company during that bonus period.

c.

Benefits Continuation. The Company shall provide the Executive with Company-subsidized health, dental, vision, and life insurance coverage at the same level of coverage as was provided to the Executive immediately prior to the Termination Date and at the same ratio of Company premium payment to Executive premium payment as was in effect immediately prior to the Termination Date (the “Company-Subsidized Coverage”). If such coverage included the Executive’s dependents immediately prior to the Termination Date, such dependents shall also be covered at the same ratio of Company premium payment to Executive premium payment as was in effect immediately prior to the Termination Date. Company-Subsidized Coverage shall continue until the earlier of (i) two (2) years from the Termination Date, or (ii) the date upon which the Executive becomes eligible under another employer’s health, dental, vision, or life insurance plans. The Executive hereby agrees to provide such assistance as necessary to implement the extension of insurance coverage hereunder. For purposes of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Executive shall be the Termination Date, and each month of Company-Subsidized Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA. Any such continuation of Company-Subsidized Coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents.

d.

Payment for Long-Term Disability Insurance Coverage. The Executive shall receive a lump sum payment in the amount of Forty-Five Thousand Dollars ($45,000.00), plus interest thereon at an effective annual rate of 4.50% from the Termination Date through the payment date, to compensate the Executive for his procurement of long-term disability insurance coverage (“LTD coverage”) for the two-year period following the Termination Date. The payment shall be paid via direct deposit through the Company’s regular payroll practices, less all applicable taxes and withholdings, on January 15, 2007; provided, however, that if such date is within six (6) months following the Company’s receipt of the Executive’s executed copy of the Release Agreement (which shall be executed no earlier than the Termination Date) the payment shall be made on the 15th of the month immediately following the expiration of the six (6) month period. The Executive understands and agrees that the payment made pursuant to this Section 2(d) shall be made in lieu of continuation of the Executive’s LTD coverage during the two-year Company-Subsidized Coverage period referenced in Section 2(c) above. The Executive further understands and agrees that, by accepting the payment hereunder, the Executive shall waive any and all rights he may have to Company-sponsored LTD coverage continuation under Section 3(d) of the MRA or any other contract or plan.

e.

Accelerated Vesting of Retention Benefit. The remaining unvested portion of the Retention Benefit set forth in Section 3 of the MRA shall immediately and fully vest upon the Termination Date. The amount of the Retention Benefit vested under this Section 2(e) shall be determined based on all earnings and/or losses applicable thereto and shall be paid in accordance with the terms and conditions of the Company’s 2005 Deferred Compensation Plan, with the timing of the payment to be governed by Section 6.3 of that plan, notwithstanding any prior election to the contrary.

f.

Accelerated Vesting of Stock Options. The Executive shall receive accelerated vesting of his outstanding stock options as follows: (1) all five hundred thousand (500,000) unvested stock options issued to the Executive by the Company effective as of July 1, 2005 shall immediately vest upon the Termination Date; and (2) three hundred and twenty-five thousand (325,000) unvested stock options from the grant issued to the Executive by the Company effective as of August 1, 2003 shall immediately vest upon the Termination Date. Except as provided in Sections 2(f), 2(g) and 3 of this Agreement, the Executive’s Company-issued equity compensation shall be governed by the terms and conditions of the 3Com Corporation 1983 Stock Plan (as amended, the “1983 Stock Plan”) or 3Com Corporation 2003 Stock Plan (as amended, the “2003 Stock Plan”), as applicable, and the Executive’s agreements relating thereto.

g.

Accelerated Vesting of Restricted Stock. Effective upon the Termination Date, the Executive shall vest as to fifty percent (50%) of all unvested restricted stock (as of the Termination Date) granted to the Executive by the Company.

3.

Stock Option Exercise Period. In accordance with the provisions of the Employment Agreement, the exercise period for the Executive’s vested stock options shall be one (1) year following the Termination Date. The Executive understands and agrees that he is required to make arrangements reasonably satisfactory to the Company to facilitate the Company’s compliance with all federal and state tax and withholding requirements as a condition to exercising his vested stock options.

4.

Release of Claims and Covenant Not To Sue. The Executive understands that, as a material inducement to 3Com to enter into this Agreement and as a condition precedent to the Executive’s receipt of the severance benefits provided in Section 2 above, the Executive will provide the Company with a full and final release of claims, including, without limitation, any and all claims arising from or relating to his employment with 3Com and the termination thereof. Accordingly, the Executive hereby agrees to execute and comply with the terms and conditions of the Release

Agreement and the Executive understands that he shall not execute the Release Agreement prior to the Termination Date.

5.

Indemnification. Following the Termination Date, the Executive shall retain all such rights to indemnification as provided under the Company’s Bylaws and/or any indemnification agreement(s) between the Company and the Executive, provided that nothing in this Section 5 shall extend or increase the terms of such agreement(s). Notwithstanding the foregoing, in the event that the Company enhances the indemnification of officers or directors during the period of indemnification, then such enhanced indemnification shall be available to the Executive.

6.

Rights under the Age Discrimination in Employment Act. The Executive acknowledges that he has been advised by the Company that (a) he should consult with an attorney of his choosing prior to executing this Agreement and the Release Agreement; (b) he has been given twenty-one (21) calendar days within which to consider this Agreement and the Release Agreement and to the extent that he signs this Agreement prior to the completion of that period he has waived the remainder of that period; (c) that he has seven (7) calendar days following his execution of this Agreement to revoke his signature; and (d) if the Executive has not revoked his signature, the “Effective Date” of this Agreement shall be the eighth (8th) calendar day following the date of the Executive’s execution of this Agreement.

7.

Unvested Share Reacquisition. Except as expressly provided in Section 2(g) above, pursuant to the 1983 Stock Plan, the 2003 Stock Plan and any agreements between the Company and the Executive governing or relating to Company restricted stock, all Unvested Shares as of the Termination Date shall be automatically reacquired by the Company upon the Termination Date.

8.

Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the provision of the severance benefits set forth in Section 2 above. The Executive understands and agrees that the Company will apply the applicable, supplemental, state and federal tax rates to the payments made pursuant to Section 2 above. The Executive further understands and agrees that he is solely responsible for the payment, if applicable, of any other local, state, or federal taxes based on the provision of the severance benefits by the Company and any penalties or assessments thereon.

9.

Restrictive Covenant Restrictions. The Executive agrees that his obligations and the Company’s rights and remedies under the Conflicts, Confidential Information and Assignment of Inventions Agreement signed by the Executive on July 31, 1998 (the “Restrictive Covenant Agreement”), the terms and conditions of which are expressly incorporated into this Agreement, shall remain in full force and effect upon his execution of this Agreement and after the Termination Date; provided, however, that to the extent that the Restrictive Covenant Agreement has been amended and/or superseded by Sections (n) and (o) of the Employment Agreement, such provisions are also expressly incorporated into this Agreement and shall remain in full force and effect upon his execution of this Agreement and after the Termination Date. The Executive hereby warrants and represents that he is in compliance with and has not violated the Restrictive Covenant Agreement or the applicable provisions of the Employment Agreement.

10.

Cooperation. In exchange for the benefits provided in Section 2 above, the Executive hereby agrees to remain available as a special advisor to provide unpaid consulting services at the Company’s reasonable request and discretion for a period of six (6) months following the Termination Date. The Executive further agrees to cooperate with the Company and its legal counsel (internal and external) as the Company may reasonably request at any time in connection with any investigation or litigation relating to any matter in which the Executive was involved during, or has material knowledge of as a result of, his employment with the Company; provided, however, that the Company will attempt to reasonably accommodate the Executive’s schedule and other commitments, and, subject to the Company’s prior written approval, shall reimburse the Executive for all reasonable travel and/or legal expenses incurred by the Executive as a result of his cooperation under this Section 10. In addition, the Executive agrees to do all such things as may be necessary to fulfill his duties as a director, officer or other office holder or similar or equivalent positions in respect of the Company or any subsidiary, affiliate or joint venture of the Company, including, without limitation, the approval of financial statements and the execution of legally required documents, as applicable, and the issuance of his written resignation from any such position(s).

11.

Non-Disparagement. The Executive agrees that he will not at any time make any false, negative, disparaging or derogatory statements in public or private (including, without limitation, statements to the press or media) regarding the Company, its subsidiaries, products, services, business affairs, financial condition, directors, officers, or employees, and that he will take no actions detrimental to 3Com’s reputation. The Company hereby agrees that the members of the Chief Executive Officer Staff and the Board will not make, nor will they cause or assist any other person to make, any false, negative, disparaging or derogatory statements in public or in private (including, without limitation, statements to the press or media), against the Executive, and that they will take no action detrimental to the Executive’s reputation.

12.

Return of Company Property. The Executive hereby warrants that he will return to 3Com all Company property and equipment in his possession or control, including but not limited to all files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards; provided, however, that 3Com will allow the Executive to purchase his Company-provided computer networking equipment, BlackBerry device, and laptop computer (after the laptop has been returned to the Company for removal of all Company files and Company-licensed programs) at book value. The Executive further warrants and confirms that he will leave intact all electronic Company documents, including those that he developed or helped develop during his employment with the Company.

13.

Entire Agreement. This Agreement and the Release Agreement contain all the agreements and promises by and between 3Com and the Executive and supersede any prior agreements or representations between them as to the subjects covered, including, without limitation, the Executive’s Employment Agreement and MRA; provided, however, that the post-employment restrictive covenants to which the Executive is bound, including, without limitation, (i) the terms of the Restrictive Covenant Agreement; (ii) the two (2) year non-competition restriction in Section (n) of the Employment Agreement; and (iii) the one (1) year non-solicitation restriction in Section (o) of the Employment Agreement shall remain in full force and effect. In addition, Section 4(b) (“Termination Prior to a Change of Control”) and Section 5 (“Golden Parachute Excise Tax Full Gross-Up”) of the MRA shall survive; provided further, however, that any severance benefits provided to the Executive under this Agreement shall be offset against and reduce any benefits to which the Executive may become entitled under Section 4(b) of the MRA. In addition, any agreements between the Executive and 3Com arising under or relating to the Company’s equity compensation and welfare benefit plans (including, without limitation, the agreements referenced in Section 7 above) remain in full force and effect. The Parties agree that no covenants, agreements, representations, or warranties of any kind whatsoever have been made by either Party, except as specifically set forth in this Agreement, the Release Agreement, the Restrictive Covenant Agreement and the surviving provisions of the Employment Agreement and the MRA. Should any portion, term, or provision of this Agreement, the Release Agreement, the Restrictive Covenant Agreement or the surviving provisions of the Employment Agreement and the MRA be declared or determined by any court or other tribunal to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement, the Release Agreement, the Restrictive Covenant Agreement or the surviving provisions of the Employment Agreement or the MRA, as applicable. This Agreement is binding upon and will inure to the benefit of the Executive and 3Com and their heirs, administrators, representatives, executors, successors, and assigns.

14.

Voluntary Agreement. The Executive warrants that he has carefully read and understands the provisions of this Agreement; that he has had sufficient time to consider this Agreement before signing it; that he is entering into this Agreement knowingly and voluntarily, intending that it will have binding legal effect; and that he has been advised by 3Com to consult with an attorney of his own choice and at his own expense concerning the terms of this Agreement prior to signing it.

15.

Waiver. Any waiver by either Party of any violation, breach of or default under any provision of this Agreement, or any other agreements provided for or incorporated herein, by the other Party shall not construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreements provided for or incorporated herein.

16.	Costs. The Parties shall each bear their own costs, attorneys’ fees and other expenses incurred in connection with this Agreement.

17.

Governing Law and Venue. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its laws relating to the choice of laws. The Parties hereby agree and consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts as the exclusive jurisdiction for settling any disputes arising hereunder.

18.	Amendments. This Agreement may not be modified, amended, supplemented or superseded unless by means of a written document signed by the Executive and the Company’s Chairman or General Counsel.

19.

Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and, taken together, shall constitute an effective, binding agreement by the Parties.

WHEREFORE, the Parties have read this Agreement, have carefully considered its provisions, have had an opportunity to discuss it with their attorneys, and attest that they are fully competent to execute this Agreement and that they fully understand and knowingly accept its terms and conditions in their entirety and without reservation.

BRUCE L. CLAFLIN	3COM CORPORATION

/s/ Bruce L. Claflin	By:	/s/ Neal D. Goldman

Date: January 11, 2006	Name: Neal D. Goldman
	Title:	Senior Vice President, Management Services
& General Counsel

Date:	January 11, 2006

ADDENDUM I

RELEASE AGREEMENT AND COVENANT NOT TO SUE

WHEREAS, 3Com Corporation (“3Com” or the “Company”) has terminated the employment of Bruce L. Claflin (the “Executive”) effective _________________________ (the “Termination Date”);

WHEREAS, the Company has offered the Executive certain severance benefits as a result of his separation from employment with the Company;

WHEREAS, in exchange for the promises and obligations provided in the Severance Agreement signed by the Executive on January 11, 2006 (the “Severance Agreement”), the Executive agreed to sign and comply with the terms and conditions of this Release Agreement and Covenant Not To Sue (the “Release Agreement”), including, without limitation, the Executive’s releasing the Company from any and all claims arising from or relating to his employment with 3Com and the termination thereof;

NOW, THEREFORE, in consideration of the mutual promises contained in the Severance Agreement (the defined terms of which are incorporated herein unless otherwise provided) and this Release Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Termination of Employment. The Executive’s understands and agrees that his employment with the Company terminated as of the Termination Date and that he has no further duties, responsibilities, powers, or authority with respect to the Company, its business or financial operations, except as expressly provided in the Severance Agreement.

2.

Payment of Salary, Wages and Benefits. The Company agrees to pay any salary, wages and outstanding expense reimbursements no later than thirty (30) days after the Termination Date provided that the Executive submits any outstanding expense reports within seven (7) days of the Termination Date. Unless the Executive notifies the Company otherwise in writing within forty-five (45) days of the Termination Date, the Executive acknowledges and agrees that the Company has paid all salary, wages, bonuses, accrued vacation and PTO, expense reimbursements, and any and all other compensation and benefits due to him by the Company as a result of his employment with the Company. The Company’s obligation to pay any applicable 3Bonus award shall survive as provided for in Section 2(b) of the Severance Agreement.

3.

Executive Severance Benefits. Upon the Executive’s execution of this Release Agreement, the Company shall provide the Executive with the executive severance benefits set forth in Section 2 of the Severance Agreement.

4.

Release of Claims by the Executive. In exchange for the executive severance benefits set forth in Section 2 of the Severance Agreement, the sufficiency of which is hereby acknowledged, and as a material inducement to 3Com to enter into the Severance Agreement and this Release Agreement, the Executive hereby irrevocably and unconditionally releases 3Com and its parents, subsidiaries, predecessors, successors, affiliates and joint ventures, and all of their directors, officers, employees, representatives, attorneys, agents, insurers, assigns, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities identified above (the “Released Parties”) from all known and unknown claims, promises, debts, obligations, causes of action, or similar rights of any type, in law or in equity, that the Executive has, had or may have had arising from or relating to his employment with 3Com and the termination thereof

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(“Claims”). The Executive understands that the Claims that he is hereby releasing include, but are not limited to:

a.

Any and all Claims that in any way arise from or relate to the Executive’s employment with 3Com or the termination of that employment, such as claims for compensation, bonuses, commissions, benefits, reimbursements, lost wages, or unused accrued PTO;

b.	Any and all Claims that in any way arise from or relate to the design or administration of any employee benefit program;

c.

Any and all Claims that arise from or relate to any severance or similar benefits or to post-employment health or group insurance benefits not expressly set forth in Section 2 of the Severance Agreement, including without limitation any and all Claims to benefits or compensation under the Company’s Section 16 Officer Severance Plan; and

d.

Any and all Claims based on a contract, any employment or wrongful discharge claims or tort claims, and any and all Claims based on a federal, state or local law, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, Massachusetts General Laws chs. 149 and 151B, all as may have been amended, and any other federal, state, or local common law, statute, regulation, or ordinance of any other type or kind.

The Executive understands that he is hereby releasing Claims that he may not know about. Notwithstanding anything to the contrary contained in this Release Agreement, the Executive’s release of Claims under this Section 4 does not constitute a waiver by the Executive of any rights or benefits that he may have pursuant to (i) the Severance Agreement, (ii) the Company’s 401(k) Plan, and (iii) any right of indemnification or contribution against the Company under any applicable agreements, or any insurance policies, statutory laws or Company by-laws to the same extent available to any other officer of the Company for any third-party claim against him arising from his employment as an officer of the Company.

5.

Release of Claims by the Company. In exchange for the promises, covenants and agreements made by the Executive under the Severance Agreement and this Release Agreement, the sufficiency of which is hereby acknowledged, to the extent permitted by law, the Company hereby irrevocably and unconditionally releases the Executive from all known and unknown claims, promises, debts, obligations, causes of action or similar rights of any type, in law or in equity, that the Company has, had or may have had arising from or relating to the Executive’s employment or Board service. Notwithstanding the foregoing, nothing contained in this Section 5 shall apply to any obligations, covenants, promises, agreements or undertakings by the Executive set forth in the Severance Agreement or this Release Agreement, or that specifically survive under the Employment Agreement or the MRA.

6.

Covenant Not to Sue. The Executive expressly warrants and agrees that he has not as of the date of this Release Agreement filed or maintained and will not in the future file or maintain any lawsuit, claim or action of any kind whatsoever against the Released Parties nor will he cause or knowingly permit any such lawsuit, claim or action to be filed or maintained on his behalf in any federal, state or municipal court, administrative agency or other tribunal relating to any Claim(s) released pursuant to Section 4 of this Release Agreement. In the event that the Executive brings any action in contravention of this covenant not to sue, he understands and agrees that he shall be

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required to repay 3Com the consideration described in Section 2(a) of the Severance Agreement, regardless of the outcome of the legal action.

7.

Return of Company Property. The Executive hereby warrants and confirms that he has returned to 3Com all Company property and equipment in his possession or control, including but not limited to all files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards; provided, however, that 3Com will allow the Executive to purchase his Company-provided computer networking equipment, BlackBerry device, and laptop computer (after the laptop has been returned to the Company for removal of all Company files and Company-licensed programs) at book value. The Executive further warrants and confirms that he has left intact all electronic Company documents, including those that he developed or helped develop during his employment. To the extent that the Executive had electronic Company documents in his possession or control through a personal computer, he further warrants and certifies that he has permanently destroyed all such files.

WHEREFORE, the Executive has read this Release Agreement, has carefully considered its provisions, have had an opportunity to discuss it with an attorney, and attests that he is fully competent to execute this Release Agreement and that he fully understands and knowingly accepts its terms and conditions in their entirety and without reservation.

Dated as of this _______ day of ________________ , __________.

Bruce L. Claflin

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